Exhibit 10.1

LOAN REPAYMENT AGREEMENT

THIS AGREEMENT is made as of the 29 day of July, 2013 (the “Effective Date”)

AMONG:

DAVID MARTIN, a businessman with an address of ____________________________________________________________

(“Martin”)

AND:

VICTORY ELECTRONIC CIGARETTES CORPORATION, a company incorporated under the laws of the state of Nevada and having an office at 1880 Airport Drive, Ball Ground, Georgia 30107

(the “Company”)

AND:

VICTORY ELECTRONIC CIGARETTES, INC., a company converted under the laws of the state of Nevada and having an office at 1880 Airport Drive, Ball Ground, Georgia 30107

(“Victory”)

WITNESSES THAT WHEREAS:

A. On January 27, 2013, Martin loaned (the “Loan”) $250,000 (the “Principal Amount”) to Victory, (formerly known as Victory Electronic Cigarettes, LLC.), and Victory issued a Promissory Note dated January 27, 2013 (the “Note”) to Martin for the Principal Amount with a maturity date of January 31, 2014 (the “Maturity Date”);

B. Pursuant to the Note, Victory agreed to pay Martin interest payments of 12% per annum, payable on the Maturity Date;

C. Notwithstanding the terms of the Note, Martin has received interest payments of 12% per annum on a monthly basis since the issuance of the Note;

D. As an incentive to advance the Loan, Victory issued an 8% interest in Victory to Martin which was converted into 40,000 common shares in the capital of Victory (the “Victory Shares”) when Victory converted from a Florida limited liability company to a Nevada corporation;

E. On June 25, 2013, pursuant to a Share Exchange Agreement dated April 2, 2013, as amended, among Victory, the Company, Martin, and the other shareholders of Victory, Martin exchanged the Victory Shares for 2,600,000 common shares of the Company (each, a “Share”) and Victory became a wholly-owned subsidiary of the Company; and

F. The parties have entered into this Agreement to set out the terms by which Victory will repay the Loan before the Maturity Date in exchange for Martin agreeing to return 1,6000,000 Shares (the “Surrendered Shares”) to the Company for cancellation.

THEREFORE in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Status of the Loan

1.1	Martin confirms and acknowledges that:

(a)	the Principal Amount outstanding under the Loan as of the Effective Date is $250,000;

(b)	all interest owing to Martin under the Note has been paid up to and including the Effective Date; and

(c)	Martin has not sold, assigned, or transferred and will not sell assign or transfer to any other person any claim or interest in the Note or the Loan.

2.	Repayment of the Loan

2.1	Concurrently with the signing of this Agreement, the Company or Victory will pay to Martin the sum of $250,000 as full and final settlement of the Loan and termination of the Note.

3.	Surrender of Shares

3.1
Concurrently with the signing of this Agreement, Martin will surrender the Surrendered Shares to the Company and Martin will delivery to the Company a certificate representing the Surrendered Shares (or such other certificate representing a number of Shares greater than the Surrendered Shares) and a stock power of attorney, duly endorsed for transfer in blank with a medallion guarantee (or as otherwise required by the transfer agent of the Company) (the “Stock Power”).

3.2
Upon receipt of the Surrender Shares and the Stock Power, the Company will forthwith retire the Surrendered Shares to treasury and, if applicable, the Company will delivery to Martin a share certificate representing the balance of the Shares held by Martin.

3.3
Martin represents and warrants to the Company that Martin is the owner of the Surrendered Shares and that Martin has good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

4.	Release

4.1
Upon receipt of the payment pursuant to Section 2.1, Martin releases and forever discharges the Company, Victory, or their respective successors, assigns, directors, officers, employees, shareholders and agents (the “Releasees”) of and from any and all actions, causes of action, claims, demands, suits, debts, dues, damages, costs, expenses and all other legal obligations and compensation of whatsoever kind and howsoever arising before or after the date of this Agreement, whether known or unknown or suspected or unsuspected, which Martin had or now has or hereafter can, shall or may have against the Releasees in connection with the Loan, the Note, or the Surrendered Shares. This release shall survive indefinitely.

5.	General

5.1	All dollar amounts referred to in this Agreement are in lawful money of the United States.

5.2	The interpretation of this Agreement and all matters concerning its enforcement by the parties shall be governed by the laws of the State of Nevada.

5.3	This Agreement shall be binding upon and benefit not only the parties but also their respective heirs, executors, administrators, successors and assigns (as the case may be).

5.4
All parties to this agreement have been instructed to seek and obtain independent legal advice in respect of this Agreement and the transactions and documentation contemplated by it and have either sought and obtained such advice or waived the right to seek and obtain such advice.  The parties confirm that the Company and Victory are represented by Clark Wilson LLP.

5.5
The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements, whether oral or written, between the parties with respect to the subject matter hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the parties other than as expressly set forth in this Agreement.  For certainty, this Agreement supersedes and replaces in its entirety the Note.

[signature page to follow]

5.6
This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

“signed”
DAVID MARTIN

VICTORY ELECTRONIC CIGARETTES CORPORATION

Per:           “signed”
Authorized Signatory

VICTORY ELECTRONIC CIGARETTES, INC.

Per:           “signed”
Authorized Signatory